VCG HOLDING CORP. SELLS FORT WORTH CLUB IN CASH AND STOCK TRANSACTION;

ACQUIRES MORE THAN 500,000 SHARES OF COMMON STOCK UNDER SHARE REPURCHASE PLAN

Denver, CO. – July 19, 2010 — VCG Holding Corp. (NASDAQ: VCGH) (“VCG” or “the Company”) today announced the sale of its Jaguar’s Gold Club in Fort Worth, Texas to a wholly-owned subsidiary of Rick’s Cabaret International, Inc. (“RICK”). Total consideration consisted of $1.0 million cash and 467,497 shares of VCG common stock held by RICK. VCG will use the cash proceeds from the sale to pay down high interest debt, and will cancel the shares of common stock included in the transaction.

The Company also announced that it repurchased a total of 505,519 shares of VCG common stock at an average price of $1.70 per share during the second quarter ended June 30, 2010, under its previously announced share repurchase plan. These purchases were separate from the 467,497 shares acquired as part of the sale of Jaguar’s Gold Club.

Troy Lowrie, Chairman and Chief Executive Officer of VCG, stated, “The sale of our Forth Worth Club and second quarter 2010 share repurchase activity combined to allow us to acquire and subsequently cancel 973,016 shares of VCG common stock, or approximately 5.6% of our basic and fully diluted shares outstanding at March 31, 2010. The sale of Jaguar’s Gold Club will allow us to focus our resources on our other Club locations, including our Jaguar’s Dallas venue. We do not anticipate that the sale of Jaguar’s Gold Club will have a material impact on our earnings, especially when considering the interest savings we expect to realize following the $1.0 million reduction in our high interest debt.”

ABOUT VCG HOLDING CORP.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs. The nightclubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

FORWARD LOOKING STATEMENT

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 15, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 14, 2010. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie Chief Executive Officer (303) 934-2424 tlowrie@vcgh.com	Devin Sullivan Senior Vice President (212) 836-9608 dsullivan@equityny.com

Gerrard Lobo Senior Account Executive (212) 836-9610 globo@equityny.com